Exhibit 10.1

CAPITAL VENTURES INTERNATIONAL

c/o Heights Capital Management, Inc.

101 California Street, Suite 3250

San Francisco, CA 94111

Telephone: (415) 403-6500

Facsimile: (415) 403-6525

April 20, 2012

Ladies and Gentlemen:

Reference is made to that Subordinated Convertible Note, dated June 30, 2011 issued by Satcon Technology Corporation (the “Company”) to Capital Ventures International (“CVI”), as amended on December 1, 2011 (the “Note”).  Capitalized terms not defined in this letter agreement (this “Letter Agreement”) have the respective meanings ascribed to them in the Note.

The parties hereto hereby agree as follows:

1.             The Company shall provide each stockholder entitled to vote at the next annual meeting of stockholders of the Company to be held not later than June 30, 2012 (the “Stockholder Meeting Deadline”), a proxy statement, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (“Stockholder Resolutions”) providing for issuance of all of the Securities as described in the Transaction Documents, as amended, in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Stockholder Approval”, and the date such Stockholder Approval is obtained, the “Stockholder Approval Date”), provided that, the Company may limit the number of additional shares of Common Stock permitted to be issued by the Company pursuant to the Note (i.e. in addition to the maximum number of shares of Common Stock that were previously issued under the Exchange Cap in effect prior to such increase) to 25,000,000 shares.   The Company shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions.  The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline.  If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held once in each of the three subsequent calendar quarters thereafter until such Stockholder Approval is obtained.  If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, the Company shall cause an additional Stockholder Meeting to be held semi-annually thereafter until such Stockholder Approval is obtained.

2.             In the absence of an Event of Default or a Change of Control, until October 1, 2012, the Company shall not be required to make any payments under the Note (other than the payment of regularly accruing Interest) and CVI shall not exercise its right to convert, pursuant to any applicable provision of the Note, all or any part of the Note into Common Shares, demand any payment from the Company pursuant to the Note, other than payment of Interest as and when due under the Note, or exercise its redemption rights under the Note.  CVI shall be permitted to reschedule the Installment Amounts deferred for the May 1, 2012 through September 1, 2012 Installment Dates in accordance with Section 8(d) of the Note.  Compliance by the Company with the terms of this paragraph 2 shall not constitute an Event of Default, provided, however, that in the event that the Stockholder Approval is not obtained by the Stockholder Approval Deadline, the agreements of CVI in this paragraph 2 shall be null and void from and after the Stockholder Approval Deadline.

3.             Effective as of the date hereof, Section 3(b)(ii)(A) of the Note is hereby amended by deleting the number “$0.8381” therefrom and replacing it with “$.40”.

4.             Effective as of the date hereof and subject to Section 2 hereof, Section 8(e) of the Note is hereby clarified to provide that the Holder may deliver one or more Accelerated Conversion Notices within the ten (10) Trading Days immediately following any Installment Date to accelerate any Accelerated Conversion Amount in accordance with such Section.

5.             On or before 9:30 a.m., New York time, on Monday, April 23, 2012, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the 1934 Act (the “8-K Filing”).  From and after the issuance of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to CVI by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Agreements or otherwise.

Nothing contained herein shall obligate either party to grant any additional or future waivers, amendments, extensions or consents with respect to the other party’s obligations under the Note, or otherwise waive or amend any of its own rights under the Note.

Please acknowledge your agreement with the foregoing by executing a counterpart of this letter in the space indicated below and returning the signed counterpart to the Company.

Sincerely,
SATCON TECHNOLOGY CORPORATION

		By:	/s/ Charles S. Rhoades
Charles S. Rhoades
Chief Executive Officer

Agreed:
CAPITAL VENTURES INTERNATIONAL

By:	/s/ Martin Kobinger
Name:	Martin Kobinger
Title:	Investment Manager